PROSPECTUS SUPPLEMENT NO. 7                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 10, 2001)       Registration Statement No. 333-66478

                                GlobeSpan, Inc.


           $130,000,000 5-1/4% Convertible Subordinated Notes due 2006
                                       and
     4,874,391 Shares of Common Stock Issuable upon Conversion of the Notes



          This prospectus supplement relates to the resale by holders of our 5-1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 10, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "GSPN."


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED NOVEMBER 16, 2001

          The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.


                             Principal         Common
                             Amount of         Stock                                    Common Stock
                             Notes         Beneficially                            Beneficially Owned After
                             Beneficially      Owned                                       After
                             Owned and         Before          Common Stock               Offering
Name                          Offered         Offering          Offered(1)      Amount            Percent
----                          -------         --------          ----------      ------            -------

Sage Capital                  $150,000          5,624             5,624           0                  *

Evergreen Utility &           $7,000,000       262,467          262,467           0                  *
Telecommunication Fund

* Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $26.67 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments.
      Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.
